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                                                                     EXHIBIT 5.1

May 17, 2004

Norske Skog Canada Limited
16th Floor, 250 Howe Street
Vancouver, British Columbia
Canada V6C 3R8

Shearman & Sterling
1080 Marsh Road
Menlo Park, California 94025-1022
United States of America

Dear Sirs and Mesdames:

NORSKE SKOG CANADA LIMITED
EXCHANGE OFFER OF US$250,000,000 7 3/8% SENIOR NOTES DUE 2011

We have acted as counsel to Norske Skog Canada Limited (the "Company") and Elk Falls Pulp and Paper Limited, Norske Skog Canada Finance Limited, Norske Skog Canada Pulp Operations Limited, Norske Skog Canada Pulp Sales Inc., Norske Skog Canada Sales Inc., NorskeCanada, Pacifica Papers Sales Ltd. and Pacifica Poplars Ltd. (collectively, the "Canadian Guarantors", and together with the Company, the "Canadian Issuers") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form F-4 (the "Registration Statement").

The Registration Statement relates to the offer by the Company to exchange (the "Exchange Offer") the Company's outstanding unregistered US$250,000,000 aggregate principal amount of 7 3/8% Senior Notes due 2014 (the "Outstanding Notes") for the Company's US$250,000,000 principal amount of 7 3/8% Senior Exchange Notes due 2014 (the "Exchange Notes") that will be registered under the Securities Act, as set out in the prospectus forming a part of the Registration Statement.

The Exchange Notes will be issued under the indenture dated as of March 23, 2004 among the Company, the Guarantors (as such term is defined in the Indenture) and Wells Fargo Bank, National Association, as Trustee, (the "Indenture").

For the purpose of the opinions expressed in this opinion letter, we have reviewed the Indenture, the Outstanding Notes and a form of the Exchange Notes and have examined originals or copies, certified or otherwise identified to our satisfaction, of such other records or documents as we have considered relevant, necessary or advisable for the purpose of the opinions expressed in this opinion letter.
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We have also considered such questions of law, examined the statutes, public records, corporate records, certificates and other documents and made such other searches and examinations as we have considered necessary in order to give the opinions expressed in this opinion letter.

For the purposes of the opinions expressed in this opinion letter, we have, with your concurrence assumed:

     (a) the legal capacity of all individuals, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the completeness and conformity to authentic originals of all documents submitted to us as certified, photostatic conformed, notarial or facsimile copies;

     (b) the accuracy of and relied upon all information, indices and filing systems maintained at the offices of public record in which we have conducted or caused to be conducted searches or enquiries in connection with this opinion;

     (c) that no winding up, liquidation, dissolution, insolvency, bankruptcy, amalgamation, reorganization or continuation proceedings have been commenced by any of the Company and the Canadian Guarantors;

     (d) that each of the Company and the Canadian Guarantors is up-to-date in the filing of all required annual returns, including those required under the COMPANY ACT (British Columbia) (the "Company Act") or the CANADA BUSINESS CORPORATIONS ACT (the "CBCA") as the case may be, and similar legislation and none of the Company or the Canadian Guarantors has received notice of any proceedings to cancel its memorandum, certificate of amalgamation, articles, certificate of incorporation or certificate of continuance, as the case may be, or otherwise to terminate its existence; and

     (e) that each of the Company and the Canadian Guarantors is not insolvent, and in particular, that each of the Company and the Canadian Guarantors is able to pay its debts as such debts become due in the usual course of its business.

We have not undertaken any independent investigation to verify the accuracy or completeness of our assumptions and other matters upon which we rely.

The opinions expressed in this opinion letter are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable in British Columbia.

Based and relying upon the foregoing and subject to the qualifications and limitations set out below, we are of the opinion that the Exchange Notes have been duly authorized by the Company and each Canadian Guarantor and that when the Exchange Notes are issued, executed and delivered by the Company and each Canadian Guarantor pursuant to the terms and conditions of the Indenture, the Exchange Notes will be validly executed and delivered by the Company and each Canadian Guarantor.
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The opinions and advice expressed in this opinion letter are provided solely for the benefit of the addressees in connection with the transactions contemplated by the Registration Statement and may not be used or relied upon by the addressees for any other purpose or by any other person for any purpose whatsoever, in each case without our prior written consent.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm name under the headings "Enforceability of Civil Liabilities", "Description of the Exchange Notes - Enforceability of Judgments" and "Legal Matters" in the Prospectus. We do not, by giving this consent or otherwise, concede that we are within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated under the Securities Act, or that we are "experts" in relation to any matters relating to the Indenture, the Outstanding Notes, the Exchange Notes, the Exchange Offer, or the Registration Statement, other than those matters governed by the laws of the Province of British Columbia and the laws of Canada applicable in British Columbia.

Yours very truly,

/s/ LAWSON LUNDELL